Exhibit 99.1

Bio-Path Holdings to Present at the 13th Annual BIO Investor Forum

FOR IMMEDIATE RELEASE

HOUSTON, TX, September 30, 2014 – Bio-Path Holdings, Inc., (NASDAQ: BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced that Peter Nielsen, President and Chief Executive Officer, will present a company overview at the 13th Annual BIO Investor Forum Conference in San Francisco on Tuesday, October 7, 2014 at 10:00 a.m. Pacific Time (1:00pm Eastern Time).

The overview will include an update on Cohort 6 of the Phase I clinical trial evaluating Grb-2 in blood cancers, in which the last patient in the cohort has been treated and is evaluable. As such, Bio-Path is moving to close that Cohort.  In addition, consistent with previous guidance, the Company is currently performing an analysis of the Phase I trial.

A webcast of Mr. Nielsen’s remarks will be available live. You can access the webcast at the Company’s website: www.biopathholdings.com.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase I study for blood cancers and in preclinical studies for triple negative and inflammatory breast cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Peter Nielsen

President & Chief Executive Officer

Tel 832.742.1357

Rhonda Chiger (investors)

Rx Communications Group, LLC

917.322.2569

rchiger@rxir.com